NORTHBROOK LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                   Enhanced Earnings Death Benefit Plus Rider

This rider was issued because you selected the Enhanced Earnings Death Benefit Plus Rider.

For purposes of this benefit, "Rider Date" is the date the Enhanced Earnings Death Benefit Plus Rider was made a part of your Contract: xx/xx/xxxx

Definition of terms as used in this rider

o Contract: The Contract or Certificate to which this rider is attached.

o In-Force Earnings: The greater of (a) the current Contract Value less current In-Force Premium; or (b) zero.

o    In-Force Premium:

If the Rider Date is equal to the Contract Date:

     The  sum  of  all  the   purchase   payments   less  the  sum  of  all  the
     Excess-of-Earnings Withdrawals.

If   the Rider Date is after the Contract Date:

     The Contract Value as of the Rider Date plus all the purchase payments made after the Rider Date less the sum of all the Excess-of-Earnings Withdrawals after the Rider Date.

o Excess-of-Earnings Withdrawals: For each withdrawal, this amount is equal to the excess, if any, of the amount of the withdrawal less the amount of In-Force Earnings in the Contract immediately prior to the withdrawal.

Under this rider, the following death benefit is payable upon death of any Owner (or Annuitant, if the Owner is a non-natural person) and in addition to any other Death Benefit payable under this Contract. The Enhanced Earnings Death Benefit Plus Rider will be calculated as of the date we receive due proof of death.

1. If the oldest Owner, or the Annuitant if the Owner is a non-natural person, is age 55 or younger on the date we receive the completed application or the date we receive the written request to add this rider, whichever is later, the Enhanced Earnings Death Benefit Plus Rider will be:

o The lesser of 100% of In-Force Premium, excluding purchase payments made after the Rider Date and in the twelve month period immediately preceding the death of an Owner (or Annuitant, if the Owner is a non-natural person), or 50% of In-Force Earnings, calculated as of the date we receive due proof of death.

          If the oldest Owner, or the Annuitant if the Owner is a non-natural person, is between the ages of 56 and 65 on the date we receive the completed application or the date we receive the written request to add this rider, whichever is later, the Enhanced Earnings Death Benefit Plus Rider will be:

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o    The lesser of 80% of In-Force  Premium,  excluding  purchase  payments made after the Rider Date and in the twelve month period immediately preceding the death of an Owner (or Annuitant, if the Owner is a non-natural person) or 40% of In-Force Earnings, calculated as of the date we receive due proof of death.


          If the oldest Owner, or the Annuitant if the Owner is a non-natural person, is between the ages of 66 and 75 on the date we receive the completed application or the date we receive the written request to add this rider, whichever is later, the Enhanced Earnings Death Benefit Plus Rider will be:

o The lesser of 50% of In-Force Premium, excluding purchase payments made after the Rider Date and in the twelve month period immediately preceding the death of an Owner (or Annuitant, if the Owner is a non-natural person) or 25% of In-Force Earnings, calculated as of the date we receive due proof of death.

          If the Owner is a natural person, the Enhanced Earnings Death Benefit Plus Rider is payable and this rider will terminate and charges for this rider will cease upon receipt of due proof of death of the Owner unless the rider is continued as defined in Section III below. If the Owner is a non-natural person, the Enhanced Earnings Death Benefit Plus Rider is payable and this rider will terminate and charges for this rider will cease upon receipt of due proof of death of the Annuitant.


II. Under this rider, the maximum annualized Mortality and Expense Risk Charge, as defined in the Contract, is increased as follows:

          On the date we receive the completed application or the date we receive the written request to add this rider, whichever is later, if the oldest Owner (or Annuitant, if the Owner is a non-natural person) is age 55 or younger, the maximum annualized Mortality and Expense Risk Charge will be increased on the Rider Date by 0.15%.

          On the date we receive the completed application or the date we receive the written request to add this rider, whichever is later, if the oldest Owner (or Annuitant, if the Owner is a non-natural person) is between the ages of 56 and 65, the maximum annualized Mortality and Expense Risk Charge will be increased on the Rider Date by 0.25%.

          On the date we receive the completed application or the date we receive the written request to add this rider, whichever is later, if the oldest Owner (or Annuitant, if the Owner is a non-natural person) is between the ages of 66 and 75, the maximum annualized Mortality and Expense Risk Charge will be increased on the Rider Date by 0.35%.


III.     Spousal Continuation of Enhanced Earnings Death Benefit Plus Rider

          Upon the death of any Owner, if the sole new Owner is your spouse and your spouse continues the Contract under the Death of Owner provision in your Contract, then this rider will also continue unless one of the following conditions apply:

o The oldest new Owner is over age 75 on the date we receive due proof of death; or

o The new Owner elects to terminate this rider.

          If this rider is terminated under the conditions described above, then the charge for this rider will cease as of the date we receive due proof of death.

         If the rider is continued, then the following conditions apply:

o    The Rider Date is reset to the date the Contract is continued;

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NLU944                                          Page 4                  (02/01)

o    The new Rider Date is used to calculate the In-Force Premium;

o The age of the oldest new Owner as of the new Rider Date will be used to determine the Enhanced Earnings Death Benefit Plus Rider after the new Rider Date;

o The Mortality and Expense Risk Charge (as described above) used to determine the rider fee will change to reflect the age of the oldest new Owner as of the new Rider Date; and

o The Enhanced Earnings Death Benefit Plus Rider is added to the Death Benefit amount for purposes of determining the new Contract Value on the date the Contract is continued.


IV. The Enhanced Earnings Death Benefit Plus Rider will terminate and charges for this rider will cease when the Owner (or Annuitant, if the Owner is a non-natural person) is changed for reasons other than death.


V.   Misstatement of Age for the Enhanced Earnings Death Benefit Plus Rider

          If an Owner or the Annuitant's age is misstated, the Enhanced Earnings Death Benefit Plus Rider will be based on the corrected age and the Contract will be adjusted to reflect the fees that should have been assessed based on the corrected age.


 Except as amended by this rider, the Contract remains unchanged.




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Secretary                        Chairman and Chief Executive Officer